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                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

            We consent to the inclusion in this Amended Registration Statement on Form S-11 of our reports dated September 15, 1997, on our audit of the consolidated financial statements of Tower Realty Trust, Inc.; dated April 21, 1997, on our audits of the combined financial statements and financial statement schedule of Tower Predecessor, dated April 21,1997 on our audits of the combined statements of revenues and certain operating expenses of DRA Joint Ventures dated September 15, 1997, on our audit of the statement of revenues and certain operating expenses of 100 Wall Street. We also consent to the reference to our firm under the captions "Experts" and "Selected Financial Data."




                                                   COOPERS & LYBRAND L.L.P.

Dallas, Texas

Dated: September 22, 1997